           Exhibit 99.1

Cathay General Bancorp Closes Public Offering of Common Stock

Los Angeles, Calif., February 5, 2010: Cathay General Bancorp (the “Company”, Nasdaq: CATY), the holding company for Cathay Bank, today announced that it has completed its previously announced offering of 13,068,182 shares of its common stock and that the underwriters for the offering have exercised in full their over-allotment option to purchase an additional 1,960,227 shares of common stock. The net proceeds from the offering to the Company were approximately $125.2 million.

BofA Merrill Lynch acted as sole bookrunner and Goldman, Sachs & Co. acted as co-manager for the offering.

This press release is neither an offer to sell, nor a solicitation of an offer to buy, any securities of the Company, and there shall not be any sale of securities of the Company in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  Copies of the final prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting BofA Merrill Lynch, Attention: Prospectus Department, 4 World Financial Center, New York, NY 10080, or email Prospectus.Requests@ml.com.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei.

OTHER NOTICES

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.